FORM 5

                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
/__/ Check this box if                 WASHINGTON, D.C.  20549
     no longer subject
     to Section 16.   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Form 4 or Form 5
     obligations may        Filed pursuant to Section 16(a) of the Securities
     continue.          Exchange Act of 1934, Section 17(a) of the Public
     See Instruction    Utility Holding Company Act of 1935 or Section 30(f)
     1(b).              of the Investment Company Act of 1940.
/__/ Form 3 Holdings
     Reported
/__/ Form 4 Transactions
     Reported

1.  Name and Address of Reporting Person*:

    Stewart            Anne            Marie
    ---------------------------------------------
    (Last)            (First)          (Middle)

    7714 E. 30th Street N.
    ---------------------------------------------
          (Street)

    Wichita       Kansas            67226
    ---------------------------------------------
    (City)        (State)           (Zip)

2.  Issuer Name and Ticker or Trading Symbol:

    Stoico Restaurant Group, Inc. (SRGI)

3.  IRS or Social Security Number of Reporting Person (Voluntary):

    ###-##-####

4.  Statement for Month/Year:  12/31/96

5.  If Amendment, Date of Original (Month/Year):

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable):

     ______  Director                     _____  10% Owner
     __X___  Officer (give                _____  Other (specify
             title below)                               below)

    Chief Financial Officer
    -----------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line):

    ___X___  Form Filed by One Reporting Person
    _______  Form Filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned


1.  Title of Security (Instr. 3):  Common Stock

2.  Transaction Date (Month/Day/Year):  12/11/96

3.  Transaction Code (Instr.8):    L

4.  Securities Acquired (A) or Disposed of (D)(Instr. 3, 4 and 5):

    Amount:  100
    (A) or (D):   A
    Price:   $7.50

5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4):

     100

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):    D

7.  Nature of Indirect Beneficial Ownership (Instr. 4):   n/a

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).                                                             (Over)

FORM 5 (continued)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3):

2. Conversion of Exercise Price of Derivative Security:

3. Transaction Date (Month/ Day/Year):

4. Transaction Code (Instr. 8):

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):

   (A)
   (D)

6. Date Exercisable and Expiration Date (Month/Day/Year):

   Date Exercisable:
   Expiration Date:

7. Title and Amount of Underlying Securities (Instr. 3 and 4):

   Title:
   Amount or Number of Shares:

8. Price of Derivative Security (Instr. 5):

9. Number of Derivative Securities Beneficially Owned at End of Year (Instr.
   4):

10. Ownership of Derivative Security;  Direct(D) or Indirect (I) (Instr. 4):

11. Nature of Indirect Beneficial Ownership (Instr. 4):


Explanation of Responses:




                                /s/ Anne M. Stewart               01/24/97
                               -------------------------------    --------
                               **Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.